Exhibit 99.1



               Greatbatch, Inc. Enters into a Tantalum Capacitor
                     License Agreement with Medtronic, Inc.


     CLARENCE, N.Y.--(BUSINESS WIRE)--Oct. 31, 2005--Greatbatch, Inc. (the "Company") (NYSE:GB) announced today that on October 25, 2005, the Company entered into a royalty-bearing licensing agreement with Medtronic, Inc. This agreement grants Medtronic rights with respect to certain intellectual property relating to tantalum capacitors in exchange for an initial license fee payable on Medtronic's first U.S. sales and stipulated royalty payments. The royalty payments are subject to an agreed upon maximum and may be eliminated if Medtronic purchases a stipulated percentage of their tantalum capacitors from the Company. The royalty periods are for two initial five-year contract periods and may be extended if the royalty maximum is not met as long as certain patents are still valid and enforceable. The use of tantalum technology and any purchase of tantalum capacitors by Medtronic are subject to their further internal evaluation.

     Greatbatch Inc.

     Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.


     CONTACT: Greatbatch, Inc.
              Anthony W. Borowicz, 716-759-5809
              tborowicz@greatbatch.com